                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC  20549

                                 FORM 10-SB/A

                 GENERAL FORM FOR REGISTRATION OF SECURITIES
                          OF SMALL BUSINESS ISSUERS

      Under Section 12(b) or (g) of the Securities Exchange Act Of 1934

                              EXPROFUELS, INC.
--------------------------------------------------------------------------------
                (Name of Small Business Issuer in its charter)

      Delaware                                                 74-2727901
--------------------------------------------------------------------------------
      (State or other jurisdiction of                      (I.R.S. Employer
       incorporation or organization)                     Identification No.)

      500 North Loop 1604 East, Suite 250, San Antonio, TX         78232
--------------------------------------------------------------------------------
      (Address of principal executive offices)                  (Zip Code)

Issuer's telephone number,       (210) 490-9400
                                ------------------------------------------------

Securities to be registered under Section 12(b) of the Act:

           Title of each class                    Name of each exchange on which
           to be so registered                    each class is to be registered


      ---------------------------                 ------------------------------

      ---------------------------                 ------------------------------

Securities to be registered under Section 12(g) of the Act:

                         $0.01 Par Value Common Stock
--------------------------------------------------------------------------------
                               (Title of class)


--------------------------------------------------------------------------------
                               (Title of class)

ITEM 1.         DESCRIPTION OF BUSINESS

        Pursuant to Rule 12b-23 of the Securities Exchange Act of 1934 (the "Act"), this item is incorporated by reference to the section labeled "Business" in the Issuer's Information Statement filed as Exhibit 99.1 to this Form 10-SB/A.


ITEM 2.         MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference to the section labeled "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Issuer's Information Statement filed as Exhibit 99.1 to this Form 10-SB/A.


ITEM 3.         DESCRIPTION OF PROPERTY

        Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference to the section labeled "Properties" in the Issuer's Information Statement filed as Exhibit 99.1 to this Form 10-SB/A.


ITEM 4.         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference to the section labeled "Security Ownership of Certain Beneficial Owners and Management" in the Issuer's Information Statement filed as Exhibit
99.1 to this Form 10-SB/A.


ITEM 5.         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference to the section labeled "Management" in the Issuer's Information Statement filed as Exhibit 99.1 to this Form 10-SB/A.


ITEM 6.         EXECUTIVE COMPENSATION

        Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference to the section labeled "Management" in the Issuer's Information Statement filed as Exhibit 99.1 to this Form 10-SB/A.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSMISSIONS

        Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference to the sections labeled "Relationship Between the Subsidiary and the Parent After the Distribution," "Security Ownership of Certain Beneficial Owners and Management" and "Business - General" in the Issuer's Information Statement filed as Exhibit 99.1 to this Form 10-SB/A.

ITEM 8.   LEGAL PROCEEDINGS

        None.

ITEM 9.   MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference to the sections labeled "The Distribution - Trading of the Subsidiary's Stock" and "Certain Special Considerations - No Current Public Market for the Subsidiary's Common Stock" in the Issuer's Information Statement filed as Exhibit 99.1 to this Form 10-SB/A.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

        Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference to the section labeled "Summary of Certain Information - The Subsidiary" in the Issuer's Information Statement filed as Exhibit 99.1 to this Form 10-SB/A.


ITEM 11.  DESCRIPTION OF SECURITIES

        Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference to the section labeled "Description of the Subsidiary's Capital Stock" in the Issuer's Information Statement filed as Exhibit 99.1 to this Form 10-SB/A.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference to the section labeled "Liability and Indemnification of Officers and Directors of the Subsidiary" in the Issuer's Information Statement filed as Exhibit 99.1 to this Form 10-SB/A.

ITEM 13.   FINANCIAL STATEMENTS

        Pursuant to Rule 12b-23 of the Act, this item is incorporated by reference to the section labeled "Financial Statements" in the Issuer's Information Statement filed as Exhibit 99.1 to this Form 10-SB/A.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


        Not applicable.

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS

     (a) Listed below are the financial statements filed as part of this Registration Statement:

           FINANCIAL STATEMENTS

           Report of Independent Public Accountants

           Balance Sheets at August 31, 1995, August 31, 1996, and May 31, 1997 (unaudited)

           Statements of Operations for Fiscal Years Ended August 31, 1994, August 31, 1995, and August 31, 1996

           Statement of Operations for the Nine Months and Three Months Ended May 31, 1997, and May 31, 1996 (unaudited)

           Statements of Cash Flows for Fiscal Years Ended August 31, 1994, August 31, 1995, August 31, 1996, and Nine Months Ended May 31, 1997, and May 31, 1996 (unaudited)

           Notes to Consolidated Financial Statements

     (b)   The following exhibits are filed as part of this Registration
           Statement:



          EXHIBIT
          NUMBER            DESCRIPTION OF DOCUMENT
          *3(i)     Certificate of Incorporation and Certificate of Amendment
                    of the Issuer

          *(3)(ii)  Bylaws of the Issuer

      *10.1     1996 Flexible Incentive Plan

      *10.2 Convertible Promissory Note, dated February 12, 1997, to Retamco Operating, Inc.

      *10.3 Convertible Promissory Note, dated December 19, 1996, to Wanluan Investments, Limited

      *10.4 Convertible Promissory Note, dated September 18, 1996, to TransEuro Capital, Inc.

      *10.5 ATI/AEI ExproFuels Agreement (and First and Second Amendments) for the CNG Conversion Project and CNG Refueling Infrastructure in Uzbekistan, Central Asia and the World Market

      *11.1     Statement Regarding Computation of Per Share Earnings

       99.1     Information Statement

---------------

     * These exhibits are incorporated by reference to the same Exhibit to the Registrant's Registration Statement on Form 10-SB, No. 0-22185, filed with the Securities and Exchange Commission on February 28, 1997.


                                  SIGNATURES


        In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this Amendment to the Registrant's Registration Statement (No. 0-22185) to be signed on its behalf by the undersigned, thereunto duly authorized.



                                (Registrant) EXPROFUELS, INC.


                                Date: August 27, 1997




                                By (Signature): /s/ Roberto R. Thomae
                                                -------------------------------
                                Name: Roberto R. Thomae
                                      -----------------------------------------
                                Title: Chief Financial Officer
                                       ----------------------------------------

                                EXHIBIT INDEX


      EXHIBIT
      NUMBER            DESCRIPTION OF DOCUMENT
      *3(i)     Certificate of Incorporation and Certificate of Amendment
                of the Issuer

      *(3)(ii)  Bylaws of the Issuer

      *10.1     1996 Flexible Incentive Plan

      *10.2 Convertible Promissory Note, dated February 12, 1997, to Retamco Operating, Inc.

      *10.3 Convertible Promissory Note, dated December 19, 1996, to Wanluan Investments, Limited

      *10.4 Convertible Promissory Note, dated September 18, 1996, to TransEuro Capital, Inc.

      *10.5 ATI/AEI ExproFuels Agreement (and First and Second Amendments) for the CNG Conversion Project and CNG Refueling Infrastructure in Uzbekistan, Central Asia and the World Market

      *11.1     Statement Regarding Computation of Per Share Earnings

       99.1     Information Statement

---------------

     * These exhibits are incorporated by reference to the same Exhibit to the Registrant's Registration Statement on Form 10-SB, No. 0-22185, filed with the Securities and Exchange Commission on February 28, 1997.